Exhibit 99(a)

                                 STILTSKIN, INC.

April 25, 2002

Jonathan A. Firestein
FIRSTCDP, INC.
4745 North 7th Street, Suite 234
Phoenix, AZ 85014

     Re: $20,000 Loan

Dear Mr. Firestein:

This letter will clarify the terms of the loan to FirstCDP, Inc. ("FI") in the amount of $20,000. In the event FI does not raise at least $20,000 in the Registered Public Offering, then Stiltskin, Inc. will loan your company $20,000 on an as needed basis. The amount loaned will be calculated against the amount raised up to $20,000. (i.e. if $12,500 is raised then Stiltskin, Inc. will loan $7,500). The loan will mature at an annual interest rate of Prime plus one percent. Principle and interest will be payable one year from the date of the first disbursement to FI. At the time of repayment from FI, and at the option of FI, principle and interest may be converted to common shares in FI at a price of $0.25 a share.


                                        Very truly yours,

                                        /s/ Chris Allen

                                        Chris Allen
                                        President


AGREED AND ACCEPTED this 25th day of April, 2002.

FIRSTCDP, INC.


By: /s/ Jonathan A. Firestein
    ----------------------------
    Jonathan A. Firestein
    President